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ANHEUSER-BUSCH COMPANIES, INC.

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INBEV S.A.

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The following are transcripts of videos that are posted on the website www.globalbeerleader.com:

Video Transcript
Interview with Chris Burggraeve, InBev’s Chief Marketing Officer
Brand equity
Q:	How important are brands to InBev? Because there are some who believe you don’t attach enough importance to them.

A:	Very important. That’s the short and very clear answer. Brands are the lifeblood of any branded goods business and that’s what we are. The brands determine the future success of InBev as they determined the past success. The first thing anybody looks at and anybody is taking care of is that the integrity of the brands is maintained, nurtured and secured for generations to come and we all try to bring the brands that we have during our lifetime a little bit further.

We do have a phenomenal set of brands around the world that connect in an incredible way with the local consumer. Take for example Quilmes in Argentina, Skol, Brahma, Antartica in Brazil, Jupiler in Belgium, Cass in Korea, Bud and Bud Light in Canada.

There are plenty of examples of brands that have a very long and rich heritage and connection with the brands.

Q:	You’ve recently joined InBev after many years at Proctor & Gamble and Coca-Cola. How would you say that the marketing strategies differ?

A:	There are always similarities and differences. It’s much more similar to any FMCG company than anybody might imagine. The marketing processes that we have in place are largely comparable, the methodologies are largely comparable. The marketers often come from the same places, are trained by the same schools of marketing, but also InBev has a lot of home grown talent that is in high demand outside of InBev.

So by and large the marketing discipline is comparable with the best schools out there.

In terms of difference, if there were any secret in InBev I would say it’s the speed at which it operates. So once it determines where to go, it quickly moves into action.

Q:	And can you cite any evidence of where we see this?

A:	Well the best thing is to walk in the marketplace in those countries where we operate and you will just see and feel the brands that have been nurtured and taken care of over generations, and the result of this marketing approach over decades and centuries in many areas. If you walk in the streets of Argentina, you will feel Quilmes. Quilmes for example is Argentina. Not only does the

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brand carry the same colours as the national flag, light blue and white, but when you ever have the chance to see a history of football advertising of Quilmes, you will feel national pride captured in a bottle. It’s unbelievable but it creates goose bumps. I cannot say anything more than that when I discovered it.

But similarly if you walk in the streets of Brazil and you see the preference that people have for icon brands like Skol, which is the number three brand in the world today and by far the number one in Brazil. If you look at the strength of a brand like Brahma and how resonant it is in the streets. Brands like Antartica, then you must say the people that made that happen must do something right.

Similarly if you look at a totally different environment, go to Korea. There’s a younger brand there called Cass, which from being a very small one became the real challenging brand and established itself as a true challenger to the number one brand there.

So we not only have in the portfolio very strong local jewels that claim the number one slot, we also created over time very strong challengers in certain markets, which we are very happy with.
Bud will always be Bud
Q:	And what’s your take on Anheuser-Busch’s marketing? Should the InBev proposal succeed what if anything might change?

A:	Well first and foremost in Brand Management the number one question you need to ask yourself is what should not change. The question we learnt by dealing with all those local jewels that I referred to. You do not change a number of things that works since generations.

Bud will always be Bud, and should always be Bud. It’s the essential starting principle. So many things will be absolutely kept intact and should be. And the first thing is for any marketer, whoever looks at it, is to say, let’s keep this brand as it is.

I’m very excited by the prospects of what a new company might do together and how on both sides, how both sides can contribute to a skill set and a competency set that would rival anyone and would be better than any beer brewer in the world.

If I take Canada as an example. We work together with the brand and nurtured this brand over 28 years from non-existent to the absolute number one in Canada, both Bud and Bud Light.

So there is a lot of experience that InBev has in managing local jewels and keeping them and nurturing them in highly competitive environments, and there is also experience on Bud and Bud Light that InBev already has that we can bring to the party.

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Q:	So that will mean making Bud a truly global brand?

A:	We see a great global future for the King of Beers, and turn Bud into a real global king of beers. If you just take the essence of what Bud stands for in the United States. Add to that the experience we already have together in countries like Canada and Korea. If you look at InBev’s footprint and you take the brand to all of where InBev is strong already. If you add the competency in brand building of InBev and combine that with the competencies that AB have in managing global properties for example. If you see, if you add to that the strength we have in building global brands like Stella Artois and Becks, I can only be extremely excited at the potential of Budweiser around the globe. I think it will be the global king of beers.
[end]

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Video Transcript
Heritage & Brands: True to Heritage Worldwide
Mattias Dimke, Beck’s, Germany: Beck’s is the most popular beer brand in Germany.
Alberto Silva, AmBev, Brazil: Skol is Brazilian’s most preferred beer. It’s a national icon.
Danielle Clark, Labatt, Canada: Keith’s embodies everything Nova Scotian...passionate, steeped in heritage, traditional, friendly.
Jorge Mastroizzi, Quilmes, Argentina: Quilmes is a social and cultural icon that represents the Argentineans everywhere we go.
Alberto Silva, AmBev, Brazil: I really cannot image Brazil without Skol. You see it whenever you think about soccer, Carnival...and now with InBev we can reach even further.
Mattias Dimke, Beck’s, Germany: Our beer is now available all over the globe, as an ambassador of German beer quality and beer culture.
Richard Musson, Labatt, Canada: InBev has a real global footprint. We have local operations with local people in a very large number of countries.
Jens Hosel, Beck’s, Germany: It’s not only a German environment which I live in, it’s a global environment. So I can learn from colleagues in Brazil, in Argentina, in China...the means, innovation, investments, the new capacity, the new lines.
Danielle Clark, Labatt, Canada: InBev has been a positive force for Keith’s. The great thing is that we have never compromised the tradition and heritage behind the brand. InBev really believes in Keith’s.
Stefan Lustig, Beck’s, Germany: InBev is a brewer with a great respect for tradition, and the recipe, and the processes of their beer brands.
Alberto Silva, AmBev, Brazil: The product hasn’t changed a thing. It still has that same unique taste that is so much appreciated by Brazilians.
Jorge Mastroizzi, Quilmes, Argentina: After we became part of InBev, I realized that there is a deep commitment to honoring values, traditions, and recipes, because finally, it’s all about the beer.
[end]

Video Transcript
Heritage & Brands: Why America’s favorite beer is Canada’s, too
Rob McCarthy: InBev is a great company. Anheuser-Busch is a great company. In Canada we get to bring those together through Budweiser and Bud Light.
Mark Hantiuk: We’ve been brewing Budweiser in Canada since 1980, so it’s almost thirty years now.
Kyle Norrington: Our beer here is such a refreshing quality product. I think consumers generally respect not only the quality but the actual liquid that we put in those bottles every day.
Adam Cooke: We understand the pillars of the brand; its quality, its history, its heritage...and that’s what has made it a success for beer drinkers here in Canada.
Rob McCarthy: The values that make Budweiser the great American lager in the US are the same values that beer drinkers in Canada appreciate. So we know the liberty, the freedom, the heritage and tradition, the quality that goes into Budweiser, are the same things that beer drinkers in Canada love, that beer drinkers in the United States love.
Adam Cooke: Budweiser is ingrained with many of the things that Canadians love: major league baseball, football, the NHL. Great beer, great tasting, but more specifically, sporting events is a big deal for us.
Kyle Norrington: We have some of the most amazing properties across the country. The F1 race in Montreal... the city of Montreal absolutely turns into Budweiser territory.
Adam Cooke: Budweiser plays a huge role with the Calgary Stampede. It is the official beer sponsor. It really brings to life the party of the stampede. One of the things we have done over the past two years is brought the Clydesdales to the Calgary Stampede. The Budweiser Clydesdales are a huge success.
Kyle Norrington: Budweiser is not going to change. It’s got its position as the king of beers because it’s always remained consistent, because it’s remained true to heritage and tradition.
Richard Musson: We’ve never compromised. We’ve always done the genuine Budweiser, the way it should be done. That’s the secret to being #1 for a long period of time.
[end]

This communication is not a substitute for the solicitation statement (the “Consent Solicitation Statement”) and/or other related documents InBev would file with the SEC in connection with its solicitation of written consents to, among other things, remove and replace Anheuser-Busch’s board of directors (the “Consent Solicitation”).
INVESTORS AND SECURITY HOLDERS OF ANHEUSER-BUSCH ARE URGED TO READ THE CONSENT SOLICITATION STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED BY INBEV WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.
Investors and security holders will be able to obtain free copies of the Consent Solicitation Statement and any other documents related to the Consent Solicitation that are filed by InBev with the SEC through the website maintained by the SEC at www.sec.gov. Free copies of any such documents can also be obtained by directing a request to InBev’s consent solicitor, Innisfree M&A Incorporated, toll-free at (877) 750-9501 or, if a bank or broker, collect at (212) 750-5833.
InBev and certain of its directors and executive officers and other persons may be deemed to be participants (the “Participants”) in the Consent Solicitation. Information regarding the Participants and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the preliminary Consent Solicitation Statement filed by InBev with the SEC on Schedule 14A on July 7, 2008, which statement is preliminary and subject to change.